Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-l(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: February 6, 2024

Jin Bian

By:	/s/ Jin Bian

Diviner Limited

By:	/s/ Danyang Bian
Name: Danyang Bian
Title: Director

Chengdu Dehui Duoyuan Enterprise Management Consulting Center (Limited Partnership)

By:	/s/ Danyang Bian
Name: Danyang Bian
Title: Authorized Signatory

Shanghai Divine Investment Management Co., Ltd.

By:	/s/ Jin Bian
Name: Jin Bian
Title: Executive Director